Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated July 14, 2016, with respect to the consolidated financial statements of NPQ Holdings Limited, included in the Registration Statement (Form S-1 No. 333-               ) and related Prospectus of NPQ Holdings Limited for the registration of shares of its common stock.

/s/ Weinberg & Company, P.A.
Los Angeles, California
July 14, 2016